Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces H Partners’ Representative to Join Board

GRAND PRAIRIE, Texas —  January 31,  2020 —  Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has entered into a cooperation agreement with one of its major shareholders, H Partners. Under the agreement, Arik Ruchim, a Partner at H Partners, has joined Six Flags’ Board of Directors.  Mr. Ruchim was also appointed to the Nominating and Corporate Governance Committee and to the Compensation Committee.

“Six Flags is committed to maintaining a high-caliber and diverse Board, and we are confident that we will benefit from H Partners’ skill sets and experience,” said Richard Roedel, Chairman of the Six Flags Board of Directors. “We believe this agreement is in the best interests of all Six Flags shareholders, and we welcome Mr. Ruchim to the Board.”

“We look forward to working together with the Board and management team in order to enhance the guest experience and drive earnings growth,” said Mr. Ruchim. “We believe in the future growth potential of the Six Flags brand and the capability of the team. We are excited to partner with the Board and leadership team to maximize long-term value for all shareholders.”

The complete agreement between Six Flags and H Partners will be included in a Form 8-K to be filed with the United States Securities and Exchange Commission.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.